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                                                                   EXHIBIT 8.A


THIS SHARE PURCHASE AGREEMENT is made this 29th day of November 2002

BETWEEN:

(1) FLOSCULE B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands (the "VENDOR") and

(2) CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK, whose registered address is at 11 Moorfields Highwalk, London, EC2Y 9DY (the "PURCHASER").

WHEREAS:

The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Shares on the terms and subject to the conditions of this Agreement.

1.     DEFINITIONS

In this agreement the following terms shall have the following meanings:

"BUSINESS DAY" means any TARGET Settlement day on which commercial banks settle payments and are ordinarily open for general business in London and Paris;

"CONFIRMATION" means the confirmation dated 29 November 2002 evidencing the terms of an Equity Swap Transaction entered into between the Purchaser and Dresdner Bank A.G. and forming part of an ISDA master agreement between the Purchaser and Dresdner Bank A.G. dated as of 11 November 1996;

"DEMERGER" shall have the meaning given to such term in Clause 15.1;

"EFFECTIVE DATE" means 29 November 2002, or, subject to Clause 2.2, such later date on which the conditions precedent contained in Clause 2.1 are satisfied;

"EUR" or "EURO" or "EURO" means the lawful currency of the member states of the European Union which adopted the European single currency in accordance with the Treaty establishing the European Communities (signed in Rome on 25 March 1957), as amended by the Treaty on European Union (signed in Maastricht on 7 February
1992);

"EXCHANGE" means the Paris Stock Exchange (or any successor to such exchange);

"EXCHANGE BUSINESS DAY" means any Business Day which is a scheduled trading day on the Exchange;

"ISSUER" means Trader Classified Media N.V.;

"PURCHASE PRICE" means the Share Price multiplied by the number of Shares;

"SETTLEMENT DATE" means the day which falls on the first Exchange Business Day after the Effective Date;

"SHARES" means 3,033,598 (three million, thirty three thousand, five hundred and ninety eight) class A common shares in the capital of the Issuer with a nominal value of EURO 0.16 per share and a "SHARE" means any one of such Shares;

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"SHARE PRICE" means, in respect of a Share, Eur 7.80;

"TRANSACTION DOCUMENTS" means:

(i) the ISDA Master Agreement and Schedule between the Purchaser and Floscule B.V. ("FLOSCULE") dated as of a date on or about the date hereof (the "MASTER AGREEMENT") and the confirmation forming part of such Master Agreement dated on or about the date hereof evidencing the terms of an equity swap transaction between the parties;

(ii) the notarial deed of pledge (Dutch law) between Floscule, the Purchaser and the Issuer dated on or about the date hereof in relation to certain shares in the Issuer;

(iii) the deed of guarantee between Beheer-en Beleggingsmaatschappij Tewina B.V. ("TEWINA") and the Bank dated on or about the date hereof;

(iv) the put option agreement between Tewina and Wendel Investissment dated on or about the date hereof in relation to certain shares in the Issuer (the "PUT OPTION AGREEMENT");

(v) the deed of assignment between Tewina and the Purchaser dated on or about the date hereof in relation to, inter alia, Tewina's rights under the Put Option Agreement;

(vi) another share purchase agreement between the Vendor and the Purchaser dated on or about the date hereof in relation to 2,466,402 shares in the Issuer; and

(vii)  this Agreement.

"WARRANTY DATE" means the date of this Agreement, the Effective Date and the Settlement Date.

2.     CONDITIONS PRECEDENT AND EFFECTIVE DATE

2.1 This Agreement is subject to the conditions precedent that (i) the Confirmation shall have been executed by Dresdner A.G. and the Purchaser, and (ii) all Transaction Documents required to be executed and delivered at the time of signature of this Agreement shall have been so executed and delivered by each of the parties thereto.

2.2 The parties agree that if the Settlement Date has not occurred on or before Friday 6th December 2002, this Agreement shall automatically terminate and be of no further force and effect.

3.     SALE AND PURCHASE

3.1 On the Effective Date, the Vendor, as legal and beneficial owner of the Shares and with full title guarantee, shall sell, and the Purchaser shall purchase, the Shares, in each case free from all claims, liens, charges, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights attaching to or securing them as at the Effective Date or subsequently becoming attached to them or securing them including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made in respect of the Shares on or after the Effective Date.

3.2 On the Effective Date, the Vendor and the Purchaser shall, and the Vendor shall procure that the Issuer shall, execute and deliver a deed of transfer in the form of the

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       Exhibit hereto (the "Transfer Deed") and the Vendor shall procure that the Issuer shall enter the transfer of the Shares to the Purchaser in the shareholders' register of the Issuer.

4.     CONSIDERATION AND SETTLEMENT

On the Effective Date (a) the Purchaser shall give or procure that irrevocable payment instructions are given for payment to the Vendor of an amount in Euro equal to the Purchase Price for value on the Settlement Date and (b) the Vendor shall transfer (or shall procure the transfer) of the Shares to the Purchaser in accordance with the provisions of Clause 3.2 above.

5.     REPRESENTATIONS AND WARRANTIES

5.1 The Vendor represents and warrants to the Purchaser on each Warranty Date as follows:

       5.1.1 the Shares are fully paid and are legally and beneficially owned by the Vendor with full title guarantee, free from all liens, charges, encumbrances, equities, options and other third party rights whatsoever as at the date of this Agreement;

       5.1.2 the Vendor has the requisite power and authority to enter into and perform this Agreement and, following execution by the Vendor, this Agreement and any other documents to be executed by or on behalf of the Vendor and delivered hereunder will constitute legal, valid and binding obligations of the Vendor in accordance with their respective terms;

       5.1.3 all consents, clearances, approvals, authorisations, and orders, governmental, state, regulatory, corporate or other, necessary for the execution and delivery of this Agreement to the Purchaser by the Vendor, and for the performance of the Vendor's obligations hereunder have been obtained and are in full force and effect;

       5.1.4 the execution, delivery and performance by the Vendor of its obligations under this Agreement do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets (including, without limitation, the Transaction Agreement dated 30 October 2002 between Louise T. Blouin MacBain, Rothschild Trust Guernsey Limited, as trustees of the Leo Trust, John H MacBain and Codan Trust Company Limited, as trustees of the Jactmac Media Trust)

       5.1.5 the Vendor has complied with, and will comply with all applicable disclosure obligations imposed by law or regulation on the Vendor in all relevant jurisdictions in respect of its holding of the Shares and its disposal of the Shares under the terms of this Agreement.

5.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the representations and warranties in Clause 5.1.

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5.3    The Purchaser represents and warrants to the Vendor on each Warranty Date as follows:

       5.3.1 the Purchaser has the requisite power and authority to enter into and perform this Agreement and, following execution by the Purchaser, this Agreement and the other documents to be executed by or on behalf of the Purchaser and delivered hereunder will constitute legal, valid and binding obligations of the Purchaser in accordance with their respective terms;

       5.3.2 all consents, clearances, approvals, authorisations, and orders, governmental, state, regulatory, corporate or other necessary for the execution and delivery of this Agreement to the Vendor by the Purchaser, and for the performance of its obligations hereunder, have been obtained and are in full force and effect;

       5.3.3 the Purchaser will comply with all applicable disclosure obligations imposed by law or regulation on the Purchaser in all relevant jurisdictions in respect of its acquisition of the Shares under the terms of this Agreement.

5.4 The Purchaser acknowledges that the Vendor is entering into this Agreement in reliance upon the representations and warranties in Clause 5.3.

6.     EFFECT OF SETTLEMENT

Any provision of this Agreement which is capable of being performed after but which has not been performed on or before the Settlement Date and all warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding the Settlement Date.

7.     FURTHER ASSURANCE

The Vendor shall from time to time on being required to do so by the Purchaser, do or procure the doing of all such acts and/or execute or procure the execution of all such documents as the Purchaser reasonably may consider necessary for giving full effect to this Agreement.

8.     COSTS AND EXPENSES

Each party shall bear its own costs and expenses, including the costs of their respective brokers, incurred in connection with the negotiation, preparation and execution of this Agreement.

9.     ENTIRE AGREEMENT

This Agreement, together with any documents executed contemporaneously by the parties relating to this Agreement (including, but not limited to, the Transfer
Deed), constitutes the entire agreement between the parties relating to the subject matter of this Agreement.

10.    ASSIGNMENT

Subject to the provisions of Clause 15, neither party shall be entitled to assign any of its rights under this Agreement without the prior written consent of the other party.

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11.    ACCOUNT DETAILS

11.1 Delivery of the Shares to the Purchaser shall be made as set forth in Clause 3.2.

11.2 Payments to the Vendor in Euro shall be made to the account, details of which will be separately advised by the Vendor to the Purchaser on or prior to the Effective Date.

12.    CONFIDENTIALITY

The parties agree that this Agreement (both as to its existence and as to its terms and conditions) shall be treated as confidential, and save as may be required by the Paris Stock Exchange or otherwise pursuant to any law or regulatory requirement, may not be disclosed to any third party other than the Bank and each party's and the Bank's respective professional advisers.

13.    COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts each of which when executed shall constitute an original of this Agreement but all of which shall together constitute one and the same instrument.

14.    GOVERNING LAW AND JURISDICTION

14.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

14.2 The parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings, suit or action ("PROCEEDINGS") arising out of or in connection with this Agreement may be brought in such courts. The parties irrevocably waive any objection to such Courts being nominated and agree not to claim that such Courts are not a convenient or appropriate forum. The submission to the non-exclusive jurisdiction of the English Courts shall not limit the rights of either party to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one jurisdiction preclude the taking of Proceedings in any other jurisdiction if and to the extent permitted by applicable law.

14.3 For the purposes of Clause 14.2, the Vendor appoints Trusec Limited of 2 Lamb's Passage, London EC7Y 8BB to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify the Purchaser if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

       Any notice to the Vendor shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to the Purchaser from time to time):

       John MacBain                         Testa, Hurwitz & Thibeault, LLP
       c/o Trader Classified Media          125 High Street
       56 Route de Vandoeuvres              Boston
       1253 Geneva                          MA 02110
       Switzerland                          USA

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       Fax: +41 22 750 9909                 Fax: +1 617 247 7100
                                            Attention: F. George Davitt
       Baker and McKenzie
       Leidseplein 29
       PO Box 2720
       1000 CS Amsterdam
       The Netherlands

       Fax: +31 20 626 7949
       Attention: Tom Mitchell

       PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice served on the Vendor.

15.    DEMERGER

15.1 The parties acknowledge that a statutory demerger (juridische splitsing) of the Vendor (the "DEMERGER") is contemplated pursuant to which the rights and obligations of the Vendor relating to the Shares shall be transferred by operation of law to Jactmac Media B.V.

15.2 The Purchaser consents to the Demerger and agrees in advance to the substitution, effective of the effectiveness of the Demerger, of Jactmac Media B.V. for the Vendor as a party hereunder.

15.3 The Purchaser further agrees that it will not initiate any proceedings in the Dutch courts in opposition to the Demerger under section 2:334L of the Netherlands Civil Code or seeking to nullify the Demerger under section 2:334u of the Netherlands Civil Code.

15.4   The Purchaser further agrees:

       15.4.1 for the benefit of Leo Rubicon I B.V., that it will not ever assert any claim against Leo Rubicon I B.V. for liabilities arising out of this Agreement on the basis of section 2:334t of the Netherlands Civil Code and that all claims for liabilities arising under this Agreement will be made against Jactmac Media B.V.; and

       15.4.2 for the benefit of Leo Rubicon II B.V., that it will not ever assert any claim against Leo Rubicon II B.V. for liabilities arising out of this Agreement on the basis of section 2:334t of the Netherlands Civil Code and that all claims for liabilities arising under this Agreement will be made against Jactmac Media B.V.

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                                   SIGNATURES


THE VENDOR

FLOSCULE B.V.

By: /s/ Charlotte Andriesse
  --------------------------

THE PURCHASER

CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK

By: /s/ Shelley Kainth
  --------------------------

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